Exhibit 3

CONFIDENTIAL

Execution Version

INVESTOR RIGHTS AGREEMENT

dated as of June 30, 2014

among

58.COM INC.,

OHIO RIVER INVESTMENT LIMITED

and

CERTAIN OTHER PARTIES NAMED HEREIN

TABLE OF CONTENTS

ARTICLE 1
Definitions

Section 1.01. Definitions	1
Section 1.02. Other Definitional and Interpretative Provisions	5

ARTICLE 2
Corporate Governance

Section 2.01. Board Representation	6
Section 2.02. Investor Observer	7
Section 2.03. Expenses and Indemnification.	7
Section 2.04. No Inconsistent Amendments.	7
Section 2.05. Actions Requiring Consent.	8
Section 2.06. Termination of Governance Rights	8

ARTICLE 3
Transfer Restriction; Preemptive Rights; Registration Rights

Section 3.01. Transfer Restriction.	8
Section 3.02. Preemptive Rights	9
Section 3.03. Termination of Rights	11
Section 3.04. Registration Rights	11

ARTICLE 4
Certain Covenants and Agreements

Section 4.01. Additional Founder Parties	11
Section 4.02. Conflicting Agreements	11
Section 4.03. Performance of Company Obligations	11

ARTICLE 5
Miscellaneous

Section 5.01. Binding Effect; Assignability; Benefit	11
Section 5.02. Notices	12
Section 5.01. Severability	13
Section 5.02. Entire Agreement	14
Section 5.03. Counterparts	14
Section 5.04. Descriptive Headings	14
Section 5.05. Amendment; Termination	14
Section 5.06. Governing Law	14

i

Section 5.07. Arbitration	14
Section 5.08. Expenses	15
Section 5.09. Further Assurances	15

Schedules and Exhibits

Schedule 1	Registration Rights
Exhibit A	Form of Joinder Agreement

ii

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT, dated as of June 30, 2014 (this “Agreement”), among (1) 58.com Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), (2) Jinbo Yao (the “Founder”), (3) Nihao China Corporation (together with the Founder, the “Founder Parties”), and (4) Ohio River Investment Limited, a company organized under the laws of the British Virgin Islands (the “Investor”).

W I T N E S S E T H:

WHEREAS, pursuant to the Investment Agreement, dated as of June 27, 2014 (the “Investment Agreement”), between the Company and the Investor, the Investor will has agreed to acquire certain Company Securities (as defined below); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Investment Agreement, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations after consummation of the transactions contemplated by the Investment Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a) As used in this Agreement, the following terms have the following meanings:

“Adverse Person” means such Persons to be mutually agreed and designated in writing by the Investor and the Company from time to time, and including such Persons’ Affiliates, and any Person in which any of such Persons (together with their Affiliates) directly or indirectly, hold at least 50% voting interest or own at least 50% beneficial interest at any time.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Aggregate Ownership” means, with respect to any Person, the total number of Ordinary Share Equivalents which are, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, held by such Person (including any of its Permitted Transferees) as of the date of such calculation.

“Aggregate Ownership Percentage” means, with respect to the Investor, the quotient (expressed as a percentage) obtained by dividing (i) the Aggregate Ownership held by the Investor by (ii) the Aggregate Ownership of all holders of Ordinary Shares.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, the Cayman Islands, Hong Kong or the PRC are authorized or required by Applicable Law to close.

“Change of Control” means the occurrence of (i) the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any Person or group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Ordinary Share Equivalents or voting rights; (ii) the consummation of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other business combination), the result of which is that any Person or group acquires the power to appoint and/or remove all or the majority of the members the Board, in each case whether obtained directly or indirectly, and whether obtained by ownership of capital, the possession of voting rights, contract or otherwise; (iii) any sale or disposition, directly or indirectly, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; or (iv) an exclusive licensing of all or substantially all of the intellectual property of the Company and its Subsidiaries to any third party.

“Class A Shares” means Class A ordinary shares, par value US$0.00001 per share, in the share capital of the Company.

“Class B Shares” means the Class B ordinary shares, par value US$0.00001 per share, in the share capital of the Company.

“Closing” means the consummation of the transactions contemplated by the Investment Agreement.

“Company Securities” means (i) Ordinary Shares, (ii) securities convertible into or exchangeable for Ordinary Shares, (iii) any options, warrants or other rights to acquire Ordinary Shares and (iv) any depository receipts or similar instruments issued in respect of Ordinary Shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Existing Shareholders Agreement” means the Amended and Restated Shareholders’ Agreement dated August 4, 2011 by and among the Company and certain other parties named therein.

“Governmental Authority” means any international, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Initial Investor Ownership Percentage” means the quotient (expressed as a percentage) obtained by dividing (i) the Aggregate Ownership of the Investor as of the date of such calculation by (ii) the Aggregate Ownership of the Investor as of the Closing (as proportionally adjusted to give effect to any stock split, stock dividend, recapitalization or any similar transaction after the Closing).

 “Memorandum and Articles” means the Memorandum and Articles of Association of the Company in effect from time to time.

 “Ordinary Share Equivalents” means (i) with respect to Ordinary Shares, the number of Ordinary Shares and (ii) with respect to any Company Securities that are convertible into or exchangeable for Ordinary Shares, the number of Ordinary Shares issuable in respect of the conversion or exchange of such securities into Ordinary Shares.

“Ordinary Shares” means the Class A Shares and the Class B Shares, and any other security into which such Ordinary Shares may hereafter be converted or changed.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Entity.

“PRC” means the People’s Republic of China, but, for the purposes of this Agreement, shall not include Hong Kong, the Macau Special Administrative Region or Taiwan.

“Securities” means any shares, stocks, debentures, funds, bonds, notes or any rights, warrants, options or interests in respect of any of the foregoing or any other derivatives or instruments having similar economic effect.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” means at any time, any Person who is a record holder of Company Securities.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by the Company. For the avoidance of doubt, the Subsidiaries of the Company shall include any variable interest entity over which the Company or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with the Company in accordance with generally accepted accounting principles applicable to the Company.

“Third Party” means, with respect to a proposed Transfer of Company Securities by a Person, any Person who is not a Permitted Transferee of such Person.

“Transaction Documents” mean this Agreement, the Investment Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto in connection with the transactions contemplated by the Investment Agreement.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to, directly or indirectly, sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction or a transfer of ownership or beneficial interests in a direct or indirect holder of such Company Securities), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“U.S.” means the United States of America.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Cause	2.01(d)
Company	Preamble
Exercise Notice	3.02(b)
Founder	Preamble
Founder Parties	Preamble
HKIAC	5.07
Investor Director	2.01(a)
Investor Observer	2.02
Issuance Notice	3.02
Permitted Transferee	4.01
Rules	5.07
Investment Agreement	Preamble
Subject Securities	3.02
Subscriber	3.02

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Clauses, Annexes, Exhibits and Schedules are to Articles, Sections, Clauses, Exhibits and Schedules of this Agreement unless otherwise specified.  All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to “dollars” or “$” shall refer to U.S. dollars.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2
Corporate Governance

Section 2.01.  Board Representation. (a) The Investor shall be entitled to designate one (1) director to the Board (such director, or such other individual who may be designated by the Investor from time to time, the “Investor Director”), and the Company shall promptly cause, and the Founder Parties shall promptly take actions to support and otherwise agree not take any action to prevent, the appointment or election of such Investor Director to the Board, including, convening a meeting of the Board pursuant to the Memorandum and Articles and appointing such Investor Director to the Board, and in the case of an election, (i) nominating such individual to be elected as a director as provided herein, (ii) recommending to the Shareholders the election of such Investor Director to the Board in any meeting of Shareholders to elect directors, (iii) including such nomination and recommendation regarding such individual in the Company’s notice for any meeting of Shareholders to elect directors and (iv) if necessary, expanding the size of the Board in order to appoint the Investor Director.

(b) In the event of the death, disability, retirement or resignation of the Investor Director (or any other vacancy created by removal thereof), the Investor shall have the exclusive right to designate a replacement to fill such vacancy and serve on the Board, and the Company shall cause the Board to appoint such individual to the Board (who shall, following such appointment, be the Investor Director for purposes of this Agreement).  Each Founder Party shall take actions to support, and otherwise agrees not to take any action to prevent, any such appointment.

(c) At any meeting of the Board or any annual general or other meeting of the Shareholders that may be held from time to time at which the Investor Director is up for re-appointment to the Board, the Company shall cause the Board to re-appoint the Investor Director to serve on the Board and shall use best efforts to ensure that the Investor Director is re-appointed by the Shareholders to the Board pursuant to the terms of the Memorandum and Articles and any

Applicable Law, and the Founder Parties shall not take any action to prevent the re-appointment of such Investor Director to the Board.

(d) Each Founder Party agrees that, if at any time it is then entitled to vote for the removal of directors from the Board, it shall not vote, or cause to be voted, or execute proxies or written consents, as the case may be, and the Company agrees that it shall not take any action, in favor of the removal of the Investor Director unless such removal shall be for Cause.  Removal for “Cause” shall mean removal of a director because of such director’s (i) willful misconduct that is materially injurious, monetarily or otherwise, to the Company or any of its Subsidiaries, (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude or (iii) abuse of illegal drugs or other controlled substances or habitual intoxication.

Section 2.02.  Investor Observer.  If at any time the Investor Director is not a member of any committee of the Board (including without limitation, the audit committee, the compensation committee and the nominating and corporate governance committee), the Investor Director shall have the right, as a non-voting observer to any such committee of the Board (acting in such capacity, the “Investor Observer”), to attend all meetings of, observe all deliberations of, and receive copies of materials provided to, any such committees, provided that such Investor Observer shall have no voting rights with respect to actions taken or elected not to be taken by any such committees; provided further that the chairman of such committee of the Board may, at his or her discretion, exclude the Investor Observer from certain meetings of such committee or portions thereof if such chairman believes in good faith that excluding the Investor Observer from such meetings is appropriate or necessary (and in such case, for the avoidance of doubt, also not provide copies of any materials provided to any such committees in connection with such meetings or portions thereof).

Section 2.03.  Expenses and Indemnification. The Company agrees to reimburse the Investor Director for all reasonable out-of-pocket expenses incurred in connection with the performance of his or her services as an Investor Director, including without limitation reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof, to the same extent as other members of the Board, and the Company shall indemnify and hold harmless the Investor Director under indemnification arrangements and director and officer insurance coverage equivalent to such arrangements and insurance coverage applicable to all non-employee directors of the Company or to which all non-employee directors of the Company are entitled to receive.

Section 2.04.  No Inconsistent Amendments. For so long as the Investor has the right to designate an Investor Director and except as otherwise required by Applicable Law, the Company shall not amend its Memorandum and Articles in any manner (or take any similar action), and the Founder Parties agree not to take any action, that would adversely affect in any material respect the Investor’s rights under this Article 2 or the Company’s ability to comply with its obligations under this Article 2.

Section 2.05.  Actions Requiring Consent. Without the prior written approval of the Investor, to the extent permitted by Applicable Law, (x) the Company shall not take, and shall cause each of its Subsidiaries not to take, any action (including any action by its board of directors or any committee thereof or any action at a meeting of their shareholders or otherwise) with respect to, (y) each of the Founder Parties shall not vote any of their Company Securities or execute proxies or written consents, as the case may be, in favor of (as applicable), any of the following matters:

(a) any Change of Control with, involving or to any Adverse Person;

(b) any issuance of Company Securities or any equity securities by any Subsidiary of the Company to any Adverse Person other than an issuance of such Company Securities in an underwritten public offering; or

(c) approve, authorize or enter into any agreement with respect to any of the foregoing.

Section 2.06.  Termination of Governance Rights.  In the event that, any time after the date hereof, the Initial Investor Ownership Percentage is less than 50%, the Investor’s rights under this Article 2 shall automatically terminate and be of no further force and effect.

ARTICLE 3
Transfer Restriction; Preemptive Rights; Registration Rights

Section 3.01.  Transfer Restriction.

(a) Without the Investor’s prior written consent, each Founder Party hereby agrees that during the period beginning on the date hereof and ending on the date that is the third anniversary of the date hereof, it shall not Transfer any Company Securities held by any Founder Party to an Adverse Person, including for the avoidance of doubt any Transfer effected through a repurchase or redemption of a Founder Party’s Company Securities and the issuance of Company Securities to such Adverse Person or any similar structure (or otherwise authorize, enter into any agreement, understanding or commitment with respect thereto), but not including any sale by a Founder Party of Company Securities in an underwritten public offering or on the open market on the New York Stock Exchange. Any attempt to Transfer any Company Securities not in compliance with this Section shall be null and void, and the Company shall not, and shall cause any transfer agent or registrar not to, give any effect in the Company’s share register or equivalent documents to such attempted Transfer, and no party hereto, including the Company, shall otherwise recognize any such Transfer, sale or issuance or change in beneficial ownership of the Company.

(b) The Investor’s consent right in Section 3.01(a) shall automatically terminate and be of no further force and effect if at any time after the date hereof until the date that is the third anniversary of the date hereof, it Transfers any Company Securities owned as of the date hereof to any Person other than an Affiliate of Tencent Holdings Limited.

Section 3.02.  Preemptive Rights.  (a) Subject to Section 3.02(e), the Company shall, or shall cause its Subsidiaries, as the case may be, to give the Investor notice (an “Issuance Notice”) of any proposed issuance by the Company of any Company Securities (together, “Subject Securities”) at least ten Business Days prior to the proposed issuance date. The Issuance Notice shall specify the price at which such Subject Securities are to be issued, the Person to which the Subject Securities shall be issued (the “Subscriber”) and the other material terms of the issuance.  Subject to Section 3.02(e), the Investor shall be entitled to purchase up to an amount equal to its Aggregate Ownership Percentage (determined immediately before giving effect to the issuance) multiplied by the Subject Securities proposed to be issued, at the price and on the terms specified in the Issuance Notice.

(b) The Investor may elect to purchase any or all of the amount equal to its Aggregate Ownership Percentage multiplied by the Subject Securities specified in the Issuance Notice by delivering written notice to the Company (each, an “Exercise Notice”) of its election to purchase such Subject Securities within ten Business Days following receipt of the Issuance Notice, specifying the number (or amount) of Subject Securities to be purchased by the Investor and shall constitute exercise by the Investor of its rights under this Section and a binding agreement of the Investor to purchase, at the price and on the terms specified in the Issuance Notice, the number (or amount) of Subject Securities specified in the Exercise Notice.  If, at the termination of such ten-Business-Day period, the Investor shall not have delivered an Exercise Notice to the Company, the Investor shall be deemed to have waived all of its rights under this Section 3.02 with respect to the purchase of such Subject Securities.

(c) The Company or the applicable Subsidiary, as the case may be, shall have ninety days from the date of the Issuance Notice to consummate the proposed issuance of any or all of such Subject Securities that the Investor has not elected to purchase to the Subscriber at the price and upon terms that are not less favorable to the Company or such Subsidiary, as the case may be, than those specified in the Issuance Notice; provided that, if such issuance is subject to regulatory approval, such 90-day period shall be extended until the expiration of five (5) Business Days after all such approvals have been received.  If the Company or the applicable Subsidiary, as the case may be, proposes to issue any such Subject Securities after such 90-day period, it shall again comply with the procedures set forth in this Section 3.02.

(d) At the consummation of the issuance of such Subject Securities, the Company shall issue upon the written request of the Investor, certificates representing the Subject Securities to be purchased by the Investor registered in the name of the Investor, against payment by the Investor of the purchase price for such Subject Securities in accordance with the terms and conditions as specified in the Issuance Notice.

(e) Notwithstanding the foregoing, the Investor shall not be entitled to purchase Subject Securities as contemplated by this Section 3.02 in connection with:

(i) any grant of options, restricted shares, performance units or the issuance of any Subject Securities pursuant to the exercise of share options, restricted shares or performance units granted (whether prior to, on or after the date of this Agreement), pursuant to any duly approved equity compensation, share purchase or share option plans of the Company in effect from time to time established for the purpose of retaining and compensating employees, consultants, directors and other service providers of the Company, provided that at the time of such issuance, the aggregate of all such issuances of Subject Securities under this subsection in the preceding 12 month-period does not represent an amount exceeding 20% of the then total outstanding share capital of the Company;

(ii) Subject Securities issued or issuable in connection with a bona fide business acquisition by the Company or its Subsidiaries with a third party whether by merger, consolidation, sale of assets, sale or exchange of shares or otherwise; provided that at the time of such issuance, the aggregate of all such issuances of Subject Securities under this subsection in the preceding 12 month-period does not represent an amount exceeding 20% of the then total outstanding share capital of the Company;

(iii) Subject Securities issued or issuable to Persons with which the Company has bona fide business relations provided that the primary purpose for such issuances is not equity financing; provided further that at the time of such issuance, the aggregate of all such issuances of Subject Securities under this subsection in the preceding 12 month-period does not represent an amount exceeding 1% of the then total outstanding share capital of the Company.

Section 3.03.  Termination of Rights.  In the event that, any time after the date hereof, the Initial Investor Ownership Percentage is less than 50%, the Investor’s rights under Section 3.02 shall automatically terminate and be of no further force and effect.

Section 3.04.  Registration Rights.  The Investor shall have the rights, and the Company shall have the obligations, set forth in Schedule 1 hereto, provided that the rights of the Investor under Clauses 3, 4 and 5 of Schedule 1 shall terminate and be of no further force and effect at the earlier of (x) the fifth anniversary of the date hereof and (y) such time at which all Registrable Securities held by the Investor (and any Associate of the Investor with whom the Investor must aggregate its ales under Rule 144 of the Securities Act) proposed to be sold may be sold under Rule 144 of the Securities Act in any ninety (90)-day period without registration in compliance with Rule 144 of the Securities Act.

ARTICLE 4
Certain Covenants and Agreements

Section 4.01.  Additional Founder Parties.  Each of the Investor and each Founder Party agrees to cause any Affiliate to which it has validly Transferred any Company Securities on or after the date of this Agreement in compliance with the terms of this Agreement (and who is not a party hereto) to execute and deliver to the Company and each other party hereto, a Joinder Agreement in the form of Exhibit A hereto (each such Transferee, a “Permitted Transferee”).

Section 4.02.  Conflicting Agreements.  The Company and each Founder Party agrees that it shall not enter into any agreement or arrangement of any kind with any Person with respect to any Company Securities inconsistent with the provisions of this Agreement or for the purpose or with the effect of denying or reducing the rights of the Investor under this Agreement.

Section 4.03.  Performance of Company Obligations.  Without limitation of any provision of this Agreement, the Founder Parties shall (to the extent possible) vote Company Securities held by such Founder Parties to support the Company to perform and comply with its obligations under this Agreement.

ARTICLE 5
Miscellaneous

Section 5.01.  Binding Effect; Assignability; Benefit.  (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party without the prior written consent of the other parties hereto; provided that except as otherwise specified herein, the Investor may assign any right, remedy, obligation or liability arising under this Agreement or by reason hereof to any of its Affiliates that executes and delivers to each party hereto a Joinder Agreement in the form of Exhibit A hereto.

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(d) For the avoidance of doubt, the Founder Parties agree that each of their obligations hereunder shall be joint and several with each other.

Section 5.02.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, to:

58.com Inc.
Block E, The North American International Business Center
Yi 108 Beiyuan Road, Chaoyang District,
Beijing 100101 People’s Republic of China
Attention: Mr. Hao Zhou, Chief Financial Officer
Facsimile: +86 10 6445 9926
Email: zhouhao@58.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
42/F, Edinburgh Tower, The Landmark
15 Queen's Road Central
Hong Kong
Attention: Z. Julie Gao/ Will H. Cai
Fascimile: +852.3910.4850
Email: julie.gao@skadden.com; will.cai@skadden.com

if to the Investor, to

c/o Level 29, Three Pacific Place
1 Queen’s Road East
Wanchai, Hong Kong

Attention: Assistant General Counsel
Facsimile: +852 2420 1148
Email: richard.pu@tencent.com.hk

with a copy (which shall not constitute notice) to:

Tencent Building
Kejizhongyi Avenue, Hi-tech Park
Nanshan District, Shenzhen
518057, People’s Republic of China
Attention: General Counsel
Facsimile: +86 755 8601 3090 (Ext. 82238)
Email: brentirvin@tencent.com

Attention: General Manager, M&A
Facsimile: +86 755 8601 3090
Email: richardpeng@tencent.com

and

Davis Polk & Wardwell
Hong Kong Club Building
3A Chater Road
Central
Hong Kong
Attention: Miranda So
Facsimile: +852 2533 1773
Email: miranda.so@davispolk.com

or such other address or facsimile number as the parties may hereafter specify by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 5.01.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.02.  Entire Agreement.  This Agreement and the other Transaction Documents constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 5.03.  Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

Section 5.04.  Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

Section 5.05.  Amendment; Termination.  (a) The provisions of this Agreement may be amended or modified only upon the prior written consent of all parties hereto.  The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(b) This Agreement shall terminate and be of no further force and effect upon the Investor and its Affiliates ceasing to own any Company Securities acquire; provided that the provisions of this Article shall survive any termination of this Agreement.

Section 5.06.  Governing Law.  This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating hereto, shall be governed by and construed in accordance with the law of Hong Kong, without regard to the conflicts of law rules thereunder.

Section 5.07.  Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement, including, but not limited to, any question regarding the breach, termination or invalidity thereof shall be finally resolved by arbitration in Hong Kong in accordance with the administered rules (the “Rules”) of the Hong Kong International Arbitration Centre (the “HKIAC”) in force at the time of commencement of the arbitration, which Rules are deemed to be incorporated by reference into this Section. The number of arbitrators shall be three and shall be selected in accordance with the Rules.  All selections shall be made within thirty (30) days after the selecting party gives or receives, as the case may be, the demand for arbitration. The seat of the arbitration shall be in Hong Kong and the language to be used shall be English. Any arbitration award shall be (i) in writing and shall contain the reasons for the decision, (ii) final and binding on the parties hereto and (iii) enforceable in any court of competent jurisdiction, and the parties hereto agree to be bound thereby and to act accordingly.

Section 5.08.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

Section 5.09.  Further Assurances.  From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

58.COM INC.

By:	/s/ Jinbo Yao
	Name:	Jinbo Yao
	Title:	CEO

OHIO RIVER INVESTMENT LIMITED

By:	/s/ Ma Huateng
	Name:	Ma Huateng
	Title:	Director

JINBO YAO

By:	/s/ Jinbo Yao
	Name:	Jinbo Yao
	Title:	CEO

NIHAO CHINA CORPORATION

By:	/s/ Jinbo Yao
	Name:	Jinbo Yao
	Title:	Director

[Signature Page to Investor Rights Agreement]

SCHEDULE 1

REGISTRATION RIGHTS

1.
Applicability of Rights.  The Investor shall be entitled to the following rights with respect to any potential public offering of Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of Company Securities in any other jurisdiction pursuant to which the Company undertakes to publicly offer or list such Company Securities for trading on a recognized securities exchange.  References to “Clauses” herein are to Clauses of this Schedule 1.

2.	Definitions. For purposes of this Schedule 1:

(a)
Registration.  The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b)
Registrable Securities.  The term “Registrable Securities” means:  (1) the Company Securities acquired by the Investor pursuant to the Investment Agreement; (2) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Company Securities described in clause (1) of this subsection (b); and (3) any other Ordinary Shares of the Company owned or hereafter acquired by the Investor.  Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Schedule 1 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise. With respect to any shares of an Existing Holder, “Registrable Securities” shall have the meaning ascribed to it under Schedule 2 of the Existing Shareholders Agreement.

(c)	Existing Holder. For purposes of this Schedule 1, the term “Existing Holder” has the same meaning as the term “Holder” as set forth in Schedule 2 of the Existing Shareholders Agreement.

(d)
Form S-3 and Form F-3.  The terms “Form S-3” and “Form F-3” mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(e)	SEC. The term “SEC” means the U.S. Securities and Exchange Commission.

3.	Demand Registration.

(a)
Request by Investor.  If the Company shall receive a written request from the Investor that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Clause 3, then the Company shall use all reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Investor request to be registered, subject only to the limitations of this Clause 3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Clause 3 or Clause 5, or in which the Investor had an opportunity to participate pursuant to Clause (iii), other than a registration from which the Registrable Securities of the Investor have been excluded (with respect to all or any portion of the Registrable Securities the Investor requested be included in such registration) pursuant to Clause 4(b).

(b)
Underwriting.  If the Investor intends to distribute the Registrable Securities covered by its request by means of an underwriting, then it shall so advise the Company as a part of its request made pursuant to this Clause.  In such event, the right of the Investor to include its Registrable Securities in such registration shall be conditional upon the Investor’s participation in such underwriting and the inclusion of the Investor’s Registrable Securities in the underwriting to the extent provided herein.  The Investor shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Investor and reasonably acceptable to the Company.  Notwithstanding any other provision of this Clause, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise the Investor, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Investor and each of the Existing Holders on a pro rata basis according to the number of Registrable Securities then outstanding held by each such Person requesting registration; provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other Securities are first entirely excluded from the underwriting and registration.  If the Investor disapproves of the terms of any such underwriting, the Investor may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  If the underwriter has not limited the number of Registrable

Securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(c)	Maximum Number of Demand Registrations. The Company shall be obligated to effect three (3) such demand registrations for the Investor.

(d)	Deferral. Notwithstanding the foregoing, the Company shall not be required to effect a registration pursuant to this Clause:

(i)
during the period starting with the date sixty (60) Business Days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred eighty (180) Business Days following the effective date of, a Company-initiated registration subject to Clause (iii) below, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

(ii)	if the Investor proposes to dispose of Registrable Securities that may be registered on Form S-3 or Form F-3 pursuant to Clause 5 hereof; or

(iii)
if the Company shall furnish to the Investor a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Investor; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its Securities during such twelve (12) month period.  A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

4.
Piggyback Registrations.  The Company shall notify the Investor in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of Securities of the Company (including, but not limited to, registration statements relating to secondary offerings of Securities of the Company, but excluding registration statements relating to any registration under Clause 3 or Clause 5 or to any employee benefit plan or a corporate reorganization) and will afford the Investor an opportunity to include in such registration statement all or any part of the Registrable Securities then held by the Investor.  The Investor shall within eighteen (18) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities the Investor wishes to include in such registration statement. If the Investor decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, the Investor shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its Securities, all upon the terms and conditions set forth herein.

(a)
Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Clause prior to the effectiveness of such registration whether or not the Investor has elected to include Securities in such registration.  The expenses of such withdrawn registration shall be borne by the Company in accordance with Clause 6(i) hereof.

(b)
Underwriting.  If a registration statement under which the Company gives notice under this Clause is for an underwritten offering, then the Company shall so advise the Investor.  In such event, the right of the Investor to be included in a registration pursuant to this Clause shall be conditional upon the Investor’s participation in such underwriting and the inclusion of the Investor’s Registrable Securities in the underwriting to the extent provided herein.  The Investor shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude up to seventy percent (70%) of the Registrable Securities from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, second, to the Investor and the Existing Holders, pro rata among them based on the respective total number of their respective Registrable Securities which they had requested to be included in such registration and underwriting; and third, to holders of other Securities of the Company, provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below thirty percent (30%) of the aggregate number of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, the Founder and any other person who is an employee, officer, consultant or director of the Company (or any Subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded.  If the Investor disapproves of the terms of any such underwriting, the Investor may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)
Not Demand Registration.  Registration pursuant to this Clause shall not be deemed to be a demand registration as described in Clause 3 above.  Except as otherwise provided herein, there shall be no limit on the number of times the Investor may request registration of Registrable Securities under this Clause.

5.
Form S-3 or Form F-3 Registration.  In case the Company shall receive from the Investor a written request or requests that the Company effect a registration on Form S-3 or Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by the Investor, then the Company will:

(a)
Registration.  As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Investor’s Registrable Securities as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Clause:

(1)	if Form S-3 or Form F-3 is not available for such offering by the Investor;

(2)
if the Company shall furnish to the Investor a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement no more than once during any twelve month period for a period of not more than ninety (90) days after receipt of the request of the Investor under this Section 5; provided that the Company shall not register any of its other Securities during such ninety (90) day period; or

(3)
if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations under the Securities Act other than a registration from which the Registrable Securities of the Investor have been excluded (with respect to all or any portion of the Registrable Securities the Investor requested be included in such registration) pursuant to the provisions of Section 3(b) or Section 4(b).

(b)	Not Demand Registration. Form S-3 or Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Investor may request registration of Registrable Securities under this Clause.

6.	Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)
Registration Statement.  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than sixty (60) days.

(b)
Amendments and Supplements.  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)
Prospectuses.  Furnish to the Investor such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as it may reasonably request in order to facilitate the disposition of the Registrable Securities owned by it that are included in such registration.

(d)
Blue Sky.  Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Investor, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)
Underwriting.  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.  The Investor participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)
Notification.  Notify the Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)
Opinion and Comfort Letter.  Furnish, at the request of the Investor, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) a copy of an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, and (ii) a copy of the “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

(h)
Notwithstanding any of the foregoing provisions, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Clause 3 or 5 if the registration request is subsequently withdrawn at the request of the Investor (in which case the Investor shall bear such expenses), unless, in the case of a registration requested under Clause 3, the Investor agrees to forfeit such right to demand registration pursuant to Clause 3; provided further, however, that if at the time of such withdrawal, the Investor has learnt of a material adverse change in the condition, business, or prospects of the Company not known to the Investor at the time of its request for such registration and have withdrawn its request for registration with reasonable promptness after learning of such material adverse change, then the Investor shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Clause 3.

(i)
The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Agreement, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company (but excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Investor), and reasonable expenses of one legal counsel if such counsel is for the Investor and all other Existing Holders participating in such registration.

7.
Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Schedule 1 with respect to the Registrable Securities of the Investor that the Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.  In connection therewith, the Investor shall be required to represent and warrant to the Company that all such information which is given in writing expressly for inclusion in such registration is true and accurate in all material respects.

8.
No Registration Rights to Third Parties.  Without the prior consent of the Investor, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Schedule 1, or otherwise) relating to any Securities of the Company, other than rights that are not senior in right to the Investor.

9.
Assignment.  The registration rights under this Schedule 1 may be transferred or assigned by the Investor to any transferee or assignee of its Company Securities representing five percent (5%) or more of the issued share capital of the Company.

10.
Re-sale Rights.  The Company shall at its own cost use its best efforts to assist the Investor in the sale or disposition of, and to enable the Investor to sell under Rule 144 promulgated under the Securities Act the maximum number of, its Registrable Securities, including without limitation (a) the prompt delivery of applicable instruction letters to the Company’s transfer agent to remove legends from the Investor’s share certificates, (b) causing the prompt delivery of appropriate legal opinions from the Company’s counsel in forms reasonably satisfactory to the Investor’s counsel, (c) if the Company has depository receipts listed or traded on any exchange or inter-dealer quotation system, (i) the prompt delivery of instruction letters to the Company’s share registrar and depository agent to convert the Investor’s securities into depository receipts or similar instruments to be deposited in the Investor’s brokerage account(s), (ii) the prompt payment of all costs and fees related to such depositary facility, including conversion fees and maintenance fees for Registrable Securities held by the Investor and (iii) taking any and all other steps necessary to facilitate the conversion into depository receipts or similar instruments.  The Company acknowledges that time is of the essence with respect to its obligations under this Clause, and that any delay will cause the Investor irreparable harm and constitutes a material breach of its obligations under this Agreement.

11.
Rule 144 Reporting.  The Company agrees to: (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times; (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and (c) so long as the Investor owns any Registrable Securities, to furnish to the Investor promptly upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as the Investor may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

EXHIBIT A

FORM OF JOINDER TO INVESTOR RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Investor Rights Agreement dated as of June 30, 2014 (as amended, restated or otherwise modified from time to time, the “Investor Rights Agreement”) among 58.com Inc., Jinbo Yao, Nihao China Corporation and Ohio River Investment Limited.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Investor Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Investor Rights Agreement as of the date hereof and shall have all of the rights and obligations of [a Founder Party][the Investor] thereunder as if it had executed the Investor Rights Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Investor Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: _________________ ____, _________

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address, fax number and email for notices:

Accepted and Agreed:

[OTHER PARTIES TO INVESTOR RIGHTS AGREEMENT AT THE TIME JOINDER AGREEMENT IS EXECUTED]

By:
Name:
Title: